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                                                                    EXHIBIT 12.1


                              PATHMARK STORES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

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

                                                     SUCCESSOR COMPANY                    PREDECESSOR COMPANY
                                                  ----------------------     ----------------------------------------------
                                                  52 WEEKS     20 WEEKS      33 WEEKS     52 WEEKS    52 WEEKS     52 WEEKS
                                                  ENDED        ENDED           ENDED      ENDED       ENDED          ENDED
                                                  FEBRUARY     FEBRUARY      SEPTEMBER    JANUARY     JANUARY       JANUARY
                                                   2, 2002      3, 2001      16, 2000      29, 2000    30, 1999    31, 1998
                                                  ----------   ---------     ---------    ---------   ----------   ---------
Loss before income taxes and
   extraordinary items.........................   $  (220.2)   $  (62.8)      $  (38.0)   $  (29.8)   $   (28.0)  $   (47.3)
                                                  ----------   ---------      ---------   ----------  ----------   ---------
Fixed charges:
Interest expense...............................        65.0        28.3           96.8       159.4        157.9       161.2
Amortization of deferred financing costs.......         2.3         0.9            2.6         4.4          4.1         5.5
Interest portion of rental expense.............        13.6         4.5            8.6        13.0         12.6        12.1
                                                  ----------   ---------      ---------   ----------  ----------   ---------
    Total fixed charges                                80.9        33.7          108.0       176.8        174.6       178.8
                                                  ----------   ---------      ---------   ----------  ----------   ---------
Earnings (loss), as adjusted...................   $  (139.3)   $  (29.1)      $   70.0    $  147.0    $   146.6   $   131.5
                                                  ==========   =========      =========   ==========  ==========   =========
Deficiency in earnings available to cover
   fixed charges...............................   $  (220.2)   $  (62.8)      $  (38.0)   $  (29.8)   $   (28.0)  $   (47.3)
                                                  ==========   =========      =========   ==========  ==========   =========
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